Exhibit 8.23

                               Amendment No. 2 to
                                    Agreement
                                 by and between
                          The Dreyfus Corporation, and
                       American Fidelity Assurance Company

     The Dreyfus Corporation ("Dreyfus"), a New York corporation, and American Fidelity Assurance Company ("AFA") hereby amend the Agreement dated as of May 13, 1997, as amended by Amendment dated as of January 1, 1999, (as amended, the "Agreement") as follows:

1. American Fidelity Securities, Inc., an affiliate of AFA ("AFS"), is added as a party to the Agreement.

2.   The term "Client" (as defined in the Agreement) shall include AFA and AFS.

3. The first sentence of Section 2 is deleted in its entirety and replaced with the following sentence:

     Client represents that either AFA, AFS, or an affiliate of AFA or AFS has provided or will provide information regarding the Agreement to each beneficial owner.

4. The second sentence of Section 5 is deleted in its entirety and replaced with the following sentence:

     Client represents further that AFS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and any applicable state securities laws, and that AFA is not required to be registered as either a broker-dealer or a transfer agent, including as a result of entering into this Agreement and performing the Administrative Services.

5.   Section 7 is deleted in its entirety and replaced with the following
     Section 7:

     7. In consideration of the performance of the Administrative Services by Client, Dreyfus agrees to pay AFS a monthly fee at an annual rate which shall equal .15 of 1% of the value of each Fund's (except Dreyfus Stock Index Fund) average daily net assets maintained in the Master Account for Client Customers.

6. Schedule A is deleted in its entirety and replaced with the following Schedule A:

                           Schedule A

         Fund Code          Fund Name
         ---------          ---------
         111                The Dreyfus Socially Responsible Growth Fund, Inc.
         763                The Dreyfus Stock Index Fund, Inc.
                            Dreyfus Variable Investment Fund
         108                Growth and Income Portfolio
         151                Small Company Stock Portfolio
         152                International Value Portfolio
                            Dreyfus Investment Portfolios
         175                Technology Growth Portfolio

7. This Amendment No.2 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument..

8. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

         DATED March 15, 2005.


THE DREYFUS CORPORATION


By:     WILLIAM H. MARESCA
Name:   William H. Maresca
Title:  Controller




AMERICAN FIDELITY ASSURANCE COMPANY           AMERICAN FIDELITY SECURITIES, INC.


By:     JOHN W. REX                           By:     DAVID R. CARPENTER
Name:   John W. Rex                           Name:   David R. Carpenter
Title:  President                             Title:  President